Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of IPC Alternative Real Estate Income Trust, Inc. of our report dated February 1, 2023 relating to the combined financial statements of Texas Healthcare Portfolio DST, Healthcare Portfolio II DST, Healthcare Portfolio III DST, Healthcare Portfolio IV DST, Indianapolis Medical Office DST, Arizona Healthcare DST, Arizona Healthcare II DST and Healthcare Portfolio VII DST, the predecessor of IPC Alternative Assets Operating Partnership, LP, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 22, 2023